EXHIBIT 99.1

Mutual Federal Bancorp, Inc.

For further information contact:
Stephen M. Oksas, CEO
Mutual Federal Bancorp, Inc.
773-847-7747

FOR IMMEDIATE RELEASE

Mutual Federal Bancorp, Inc. to Deregister Common Stock with the SEC

Chicago, IL, January 28, 2010 – Mutual Federal Bancorp, Inc. (OTC Bulletin Board: MFDB.OB) (the “Company”) announced today that on January 28, 2010, the Company filed a Form 15 with the Securities and Exchange Commission (the “SEC”) to deregister the Company’s common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.  The Company is eligible to file Form 15 because its common stock is currently held of record by less than 300 persons.  The Company expects the deregistration to become effective within 90 days of filing with the SEC.  Upon the filing of the Form 15, the Company’s obligation to file reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K, is immediately suspended.

Stephen M. Oksas, President and CEO of Mutual Federal Bancorp, Inc., stated, "The Company’s decision to deregister and “go dark” was driven by our goal to reduce current and future expenses.  We expect that it will result in substantial cost savings to the Company as a result of the elimination of SEC reporting requirements as well as other public reporting company-related expenses, such as increased auditing fees and fees related to compliance with the Sarbanes-Oxley Act.  The Company will continue to provide quarterly and annual financial reports to the OTS, as required, and to meet all applicable auditing standards as a regulated financial institution."

In connection with the deregistration process, the Company’s common stock will no longer be eligible for quotation on the OTC Bulletin Board. The Company anticipates that its shares of common stock will be quoted on the Pink Sheets, but there can be no assurance that any broker will make a market in the Company’s common stock.

About Mutual Federal Bancorp, Inc.

Mutual Federal Bancorp, Inc. is the holding company for Mutual Federal Savings and Loan Association of Chicago, a federally chartered savings and loan association headquartered in Chicago, Illinois, originally founded in 1905.  At December 31, 2009, the Company had total assets of $69.0 million, deposits of $40.9 million and total stockholders’ equity of $22.6 million.